Exhibit 99.1

April 4, 2025

To the Shareholders of Summit Healthcare REIT, Inc.,

I am excited to share an update on the progress we have made at Summit Healthcare REIT, Inc. over the past year. Since implementing our strategic restructuring plan after my appointment as CEO, we have taken significant steps to reposition Summit for long-term success, strengthen our financial foundation, and enhance shareholder value. While challenges remain, I am pleased to report that we have made meaningful strides in executing our strategy and are seeing positive results.

Strategic Focus and Portfolio Performance Summit remains committed to investing in senior housing facilities, including independent living, skilled nursing, assisted living, and memory care communities. As of year-end 2024, our real estate portfolio consisted of twenty-four properties, including wholly owned assets and joint ventures, ensuring diversification across geographic regions and operator partnerships.

In 2024, we continued executing on our strategic restructuring plan by refining our portfolio and streamlining operations. Key actions included the sale of three properties in California generating a combined gain of $11.2 million, the sale of a joint venture portfolio in Connecticut that added $2.1 million in cash to our balance sheet, and the sale of a joint venture independent living facility in Oregon, yielding a $7.7 million gain, of which we received $1.9 million for our 10% interest plus promote. Additionally, we made substantial progress in reducing general and administrative expenses by renegotiating our office lease, optimizing payroll, and eliminating costly debt obligations. These efforts have allowed us to focus on high-quality assets with strong income potential and position Summit for long-term stability.

Financial Highlights Our focus on restructuring and financial discipline has yielded measurable results. Key financial highlights from our 2024 fiscal year include:

•	Net Income: $27.1 million, compared to a net loss of $24.8 million in 2023, reflecting a $51.9 million year-over-year improvement.

•	Total Rental Revenues: $9.0 million, down from $18.1 million in 2023, due to property sales and lease terminations.

•	Resident Fees and Services: Increased to $7.1 million from $6.8 million in 2023, reflecting enhanced operational performance in our operated properties.

•	Total Operating Expenses: $14.8 million, a reduction from $33.4 million in 2023, driven by lower depreciation and operational efficiencies.

•	Net Asset Value: Increased to $2.19 per share from $1.71 in 2023, resulting primarily from gains on asset sales.

•	Stockholder Equity: Improved to $25.1 million from a deficit of $2.0 million in 2023, reflecting the positive impact of our restructuring efforts.

These financial improvements are a direct result of our disciplined approach to portfolio management, cost containment, and capital allocation.

Market Conditions and Outlook The senior housing sector remains a vital component of the healthcare real estate industry, supported by favorable demographic trends. The aging baby boomer population continues to drive demand for high-quality senior housing and healthcare services. By 2030, all baby boomers will be 65 or older, leading to increased need for independent living, assisted living, and skilled nursing care. This demographic shift is expected to create sustained growth opportunities for well-positioned operators and investors.

While challenges such as labor shortages, regulatory changes, and reimbursement pressures persist, we remain confident in our ability to navigate these complexities through strong operator relationships and prudent asset management. Looking ahead, we will continue to explore opportunities for portfolio expansion and alternative investment strategies that we believe will be accretive to shareholder value, while maintaining a disciplined approach to acquisitions and asset optimization. Our ultimate objective remains resuming distributions and providing liquidity to our shareholders.

Regulatory Filings We filed our Annual Report on Form 10-K with the Securities and Exchange Commission on March 26, 2025, and our Proxy Statement on April 1, 2025. These documents provide a comprehensive overview of our financial performance, governance practices, and strategic initiatives. Stockholders can access these filings through the SEC’s EDGAR database at www.sec.gov or through our website at www.summithealthcarereit.com. If you have any questions, please contact your financial advisor, our investor services and transfer agent team at Computershare at (888) 522-1771, or our Chief of Staff, Tina Maroutian at (949) 535-2002.

Closing Remarks As we reflect on the past year, I am encouraged by the progress we have made in executing our strategic plan and strengthening our financial position. While there is still work to be done, I remain committed to restoring and building value for our shareholders. We are moving in the right direction, and I appreciate the trust and confidence you have placed in our team. I welcome the opportunity to discuss our progress with any of our shareholders and can be reached at (800) 978-8136.

Thank you for your continued support. I look forward to sharing more success with you in the future.

Sincerely,

Elizabeth A. Pagliarini
Chief Executive Officer

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s quarterly report for the periods ended March 31, 2024, June 30, 2024, September 30, 2024, and annual report on Form 10-K for the year ended December 31, 2024. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.